EXHIBIT 99.2

Clean Energy Fuels, Inc.
Second Quarter 2007
August 13, 2007
Portions of Transcript of Earnings Call

Operator:

[Introduction]

Ina:

Thank you, Sheila.  Earlier this afternoon, Clean Energy released financial results for the second quarter ended June 30, 2007.  If you have not received the press release, it is available on the investor relations section of the Company’s website at www.cleanenergyfuels.com.

This call is being webcast and a replay will be available on the Company’s Website for 30 days.

Before we begin, we would like to remind you that, except for the factual statements made herein, the information contained in this conference call consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict.  Words and expressions reflecting  optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking.  Such forward-looking statements are not a guarantee of performance and the company’s actual results could differ materially from those contained in such statements.  Several factors that could cause or contribute to such differences are described in detail in the Risk Factors section of Clean Energy’s IPO prospectus filed with the SEC on May 25, 2007.  These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Participating on today’s call from the company are: President and Chief Executive Officer Andrew Littlefair and Chief Financial Officer Richard Wheeler.   And with that, I would like to turn the call over to Andrew Littlefair.

Andrew

Thank you, Ina, and good afternoon everyone.  We’re very pleased to have you join our first quarterly conference call since becoming a public company.  Since the time we met with many of you on the IPO roadshow, we have continued to expand the use of natural gas in vehicle fleets in the U.S. and Canada and grow our business.

We are excited to report that, for the second quarter of 2007, we delivered an aggregate of 19.3 million gasoline gallon equivalents of compressed natural gas, or CNG, and liquefied natural gas, or LNG.  This amount is about 14% higher than the amount delivered in the second quarter of 2006, and Rick will give you a complete run down of our financial performance this quarter in a few minutes, but before he does that and because this is our first conference call as a public company, I would like to provide some background and a little history on the company and outline some of the significant projects we are working on, and what milestones you should look for in the future to gauge our progress.

Our mission of growing the use of natural gas as a vehicle fuel started almost 20 years ago.  I think, as you might know, I was working with Boone Pickens at Mesa, Inc. back then, and we began to realize the significant advantages of natural gas relative to gasoline and diesel: in particular, that natural gas is cleaner, cheaper, cleaner and domestically available in the U.S. and Canada.   Boone began thinking about how he could get this superior fuel into the right market.  And as our thinking evolved, we eventually came to the conclusion that natural gas would be a great fuel for vehicle fleets.  So eventually Boone and I formed Pickens Fuel Corp. in 1997.  In those first years, we bought and sold a couple million gallons of fuel and operated a handful of stations.

Today, we have an infrastructure at Clean Energy that serves more than 270 national fleet customers who operate more than 14,000 natural gas vehicles.  We own, operate and supply 173 natural gas fueling stations in ten U.S. states and two Canadian provinces, and we are also capable of producing our own LNG.  Our LNG plant in Texas is capable of producing up to 35 million LNG gallons per year, and we are building an LNG plant in California which will be initially capable of producing up to 60 million LNG gallons per year.

We have grown our business by focusing on opportunities for commercial fleets in municipal, airport, seaport, transit and refuse applications.  We have developed a comprehensive solution for fleet operators to evaluate, acquire and finance natural gas vehicles.  We help them obtain clean air incentives and we build natural gas fueling stations for them.  We operate, supply and maintain the fueling stations, which are either owned by us or by our customers.

In all the time I have been in the business — and gosh, it’s been 20 years - I have never seen such a strong political and societal support for alternative fuels.  In the United States, there is heightened focus by key opinion leaders on the importance of reducing dependence on foreign oil and reducing pollution and greenhouse gas emissions.  The President and Congress are working on addressing these issues, along with several states and local governments.

Since we began pursuing our Clean Energy strategy, a number of factors have made the use of natural gas as a fleet vehicle fuel even more compelling, particularly from an economic standpoint.  We are now in an environment where the pump prices of CNG and LNG are significantly below those of gasoline and diesel.  For instance, for the month of June 2007, our CNG pump prices in the Los Angeles area were anywhere between $.50 and $.60 below the average price of gasoline in the area.

In addition, there are new federal government emission requirements for heavy-duty engines effective in 2007, and more there are more stringent requirements that go into effect in 2010.  The cost of heavy-duty diesel trucks to comply with the 2007 emission requirements is ranging anywhere from $10,000 to $20,000 per vehicle, and these modifications will generally result in lower performance and fuel economy and increase the cost to operate diesel vehicles.  We are not sure how much it will cost to modify heavy-duty diesel engines to meet the 2010 standards, but we anticipate that they will be at least as much as the modifications for 2007.  We also believe that the 2010 modifications will result in additional lower performance and fuel economy along with additional increased costs to operate the vehicles.  And so, by comparison, natural gas vehicles and engines already comply with the 2007 emissions standards, and soon more and more can meet the 2010 emissions standards without all that incremental cost.  So consequently, replacing old diesel trucks with natural gas models offers the chance to achieve multiple benefits; and we believe the use of natural gas vehicles helps fleets save money, addresses today’s pollution challenges, and serves as a bridge to the era of hydrogen-fueled vehicles, which, you know, we support but we know are many, many years out into the future.

Now let me switch and highlight some recent developments.

The Boron Plant: Currently, we are in the process of constructing an additional LNG liquefaction plant in Boron, California, which will be capable of initially producing 60 million gallons of LNG per year and we can expand it if we need to up to 90 million gallons of LNG per year.  We anticipate the Boron plant will be in operation by the end of the summer of 2008 — so just about a year from now.  We’ve ordered the long lead item equipment and construction is underway.  We have all of our permits and we’re rolling there and we’re very excited about that.

Now let me focus on the Port Update.

In November of 2006, two of the nation’s largest seaports, the Ports of Los Angeles and Long Beach, adopted the San Pedro Clean Air Action Plan, which calls for the retrofit or replacement of approximately 10,600 trucks, including 5,300 that are initially targeted to run on LNG.

The next aspect of the project is to implement the plan and to determine the most effective way to roll out the trucks.  You know, in a project with this much complexity, there are a number of moving pieces that the Ports are dealing with, including their desire to have the operators shift from an owner/operator model to an employee/driver model.  This has slowed the deployment some, but once these issues are resolved, more and more trucks will roll out.  In the interim, we are working very closely with the truck manufacturers and Westport Innovations, a Canadian manufacturer of LNG engines, to make sure trucks running on cleaner burning fuels that meet the Ports’ requirements are available when the new rules get into full effect.  We hope to have about 100 LNG vehicles operating at the Ports, fueling at our stations by year-end 2007.  We applaud Los Angeles and Long Beach for taking a leadership position and recognizing that its Ports’ vehicle fleets must switch to run on cleaner fuels to mitigate the environmental impact of its growing seaports.

Let me now switch to some customer updates.

During 2007, we have added CNG stations for a number of key customers, and let me mention a few which highlight our markets:

•              For UPS, which has one of the largest private CNG fleets and has been using natural gas since 1989, we modernized a CNG fueling station for them that supports a fleet of nearly 100 UPS package trucks in the Atlanta area.  The facility—which we now operate—features a new compressor and related infrastructure equipment in addition to four fast-fill CNG fuel dispensers.

•              For Amador Valley Industries — that’s a refuse fleet - we opened a brand new CNG fueling station for their fleet of trash trucks — collection trucks - pursuant to a long-term fueling agreement.  We designed, built and will maintain the new station, and we also will deliver the fuel.  By the end of 2007, AVI plans to operate approximately 50% of its fleet using natural gas refuse trucks.  Needless to say, we are excited about this great opportunity and we hope we will see many more refuse trucks switching to natural gas in the future.

•              In Oakland, we just opened a public access CNG fueling station that we designed, built and will maintain.  The new station, which is our third in the Oakland area, will be open 24/7 and will fuel taxis, shuttle vans to transit buses and refuse trucks.

These are just a sampling of the types of deals we are currently pursuing.  In addition, we are starting to look at international opportunities.  In fact, in Peru we recently formed a business entity with a local partner down there to develop fueling stations in and around the capital city of Lima.  We plan to build our first station in the coming months, and develop a network of additional stations from there.  It’s exciting.  I’ve been down there, and Peru has about 130,000 trucks, busses, and taxis that it has targeted — the government has targeted - to convert to run on natural gas.

•              Also, as many of you are probably aware, Boone and I recently went to China to explore some opportunities there.  And we were very excited by what we saw, and we believe we may have identified a partner to work with over there.  We will continue to evaluate the opportunity.  It’s probably right now too early to determine exactly we will do.  But we’ll keep you posted and I think ultimately we will be expanding into China.

Today, Clean Energy sees about a $20 billion per year fueling market opportunity to meet the needs of fleet vehicles that work at airports, seaports, transit agencies, refuse haulers, and regional trucking companies.  We believe our first mover advantage and critical mass have us better positioned relative to our competition to capitalize on these opportunities.

Well, now I would now like to turn the call over to Rick who will give more detail on our financial results for the second quarter.  Rick?

Rick

Thanks, Andrew.

As Andrew mentioned, our volumes increased to 19.3 million gallons in the second quarter of 2007, which is up 14% from the 16.9 million gallons we delivered in the second quarter of 2006.  For the first six months of 2007, we delivered 37.1 million gallons of fuel to our customers, which is also up 14% over the 32.5 million gallons we delivered in the same period of last year.

Our net loss for the second quarter of 2007 was $3.6 million, or $0.09 per share, which compares to a net loss of $1.1 million, or $0.03 per share, in the second quarter of 2006.  Our net loss for the six month period ended June 30, 2007 was $4.4 million, or $0.12 per share, which compares to a net loss of $4.1 million, or $0.14 per share, in the six month period ended June 30, 2006.  The increases in the net loss amounts between periods primarily related to our recording a $3.8 million expense in the second quarter of 2007 related to the stock options we granted at the time of our initial public offering.  If you were to add back the stock option expense, net of the related tax benefits, to our GAAP net loss amounts, and then divide this amount by our diluted weighted average share amount, we would have generated earnings per share of $.01 per share in the second quarter of 2007, and a loss per share of $0.03 in the corresponding period of 2006.  Our loss per share for the six month period ended June 30, 2007 would have been $0.02 per share without the stock option expense, and our loss per share in the six month period ended June 30, 2006 would have been $0.14 per share.

Given the volatility in our historical operating results due to our previous derivative activities, we also report a non-GAAP measure which we call Adjusted Margin.  Adjusted Margin attempts to approximate the results that we would have reported if we would have held on to our underlying futures contracts — as opposed to selling them - that we originally purchased when we entered into our fixed price and price cap sales contracts and the futures contracts would have qualified for hedge accounting under SFAS No. 133.  Under this methodology, which is described in more detail in our earnings release, our Adjusted Margin was $9.2 million for the second quarter of 2007, which compares with $4.4 million for the same quarter last year.  Adjusted margin for the six month period ended June 30, 2007 was $16.9 million, which compares to $8.5 million in the six month period ended June 30, 2006.  The biggest contributor to these increases in Adjusted Margin between periods was the tax credits we received in the second quarter of 2007 and the first six months of 2007.  During these periods we received $4.4 million and $8.2 million of tax credits, respectively, that were not available in the first six months of 2006.  The credits did not begin until October 1, 2006.

Before I turn the call back to Andrew, I would like to address two topics.   The first topic I would like to address is revenue.  As you may have noticed, we have not talked about revenue as we do not believe it is necessarily indicative of how we are performing.  Our revenues are somewhat tied to the price of natural gas as a lot of our contracts are based on an index- plus pricing formula, so depending on the index price of natural gas in a particular period, our revenues can vary significantly between periods without impacting our overall financial results.  By that, I mean, regardless of the price of natural gas between periods for these contracts, we are still making the “plus” portion of the contract formula and our financial results are effectively the same regardless of the price of natural gas, and consequently our revenues.  As such, we focus more on Adjusted Margin as opposed to revenue, as our margins have a greater impact on our financial results.

The second topic I would like to address is guidance.  At this time, we have decided not to provide any guidance relative to our future results.  We will, however, continue to disclose on a quarterly basis our volumes and margin information in association with our financial results so that you will be able to track our progress.

And with that, I will turn the call back over to Andrew.  Andrew?

Andrew

Rick, thank you.

There are a couple of other points I would like to quickly go over that do come up.

First is, there is I think a common misperception about our business is that we really require the benefit of VETC.  I think most of you know that VETC stands for the Volumetric Excise Tax Credit, and that we rely on that to make money on our fuel sales. Under VETC, we receive $0.50 per gasoline gallon, and VETC is set to expire in September of 2009.  I want to emphasize that our business does not depend on the extension of this credit, and our overall fuel sales are profitable without it.  Our Adjusted Margin for the second quarter of 2007, excluding VETC, is $0.26 per gallon, so we are still making money on our fuel sales without the subsidy.  Of course, we love VETC, and VETC helps our economic case, but we believe it is not essential to our long term success.  We do believe that it is important and in the interest of all members of the alternative fuels industry to support the extension of VETC beyond September 2009, and it’s important for Congress to support the extension if we are going to meet the President’s alternative fuel goals and his desire to decrease dependence on foreign oil.

Second, some people believe natural gas vehicle fuels are only attractive at todays spreads in the commodity cost difference between oil and natural gas, and if the spread should narrow, our business model is less appealing.  You know, currently, we are seeing a spread of anywhere between 10:1 to 11:1 between the prices of oil and natural gas.  This spread is, of course, a favorable macro-economic trend for Clean Energy, but we should continue to make money on our fuels sales if the spread were to narrow back more to, you know, more traditional, narrower levels, of say 8:1 or 7:1.

In closing, we believe we are uniquely positioned in an expanding alternative fuels market and that our competitive advantages are many.  We believe we provide the best alternative fuel, as it is cheaper, cleaner, and domestically produced.  Our experienced management team has built critical mass and established a brand that really make us a leading candidate for existing and new customers.  Our ability to offer a comprehensive package of services that encompasses designing, building, operating and maintaining fueling stations, is highly valued by our customers and not easily replicated.  We also believe our current 173 strategic located fueling stations and supply contracts with anchor customers offers a strong first mover advantage.  Finally, we believe the LNG supply relationships we have with production plants in the western US, the LNG liquefaction plant we own in Texas, and the LNG liquefaction plant we are building in California, gives us a highly competitive edge in this marketplace.

We are well positioned to capitalize on the many opportunities both inside and outside North America in the coming years and we look forward to updating you on our progress.

With that, Operator, why don’t we go ahead and open up to questions.

Operator

[Gives instructions]

Caller 1

Yes, good afternoon, guys.  The first question, just wanted to go back to the discussion of the Port of L.A., if I could.  You mentioned a guidance range of what you thought Clean Energy could have into place by the end of the year.  How are the talks going?  What do you see for the first six months of 2008 and what sort of ramp up should we expect at those key ports?

Andrew

Well, as I indicated, it’s a complex plan.  I would say this, and a lot of the information of the Port of Los Angeles Plan is available on their website and the City of L.A. websites.  They’re making very good progress and they’re wrestling with a lot of different details as part of the plan.  The plan still hasn’t changed in that they’re still calling for 5,300 LNG trucks and 5,300 cleaner diesel trucks.  The first hundred of those — and it’s kind of a confusing deal — but they have gone ahead and they’ve issued an RFP and people have asked to purchase those — well, I guess it was actually a little more than a hundred - trucks, and they’ve selected those companies that have done that.  They are in the process of awarding that RFP and those trucking companies are in the process of signing the contracts.  And in fact, last week the Mayor of L.A. and Long Beach — maybe a little bit longer than a week ago - had a press conference to introduce and celebrate the trucks that will be deployed by a company called TTSI and Target stores.  I think that a hundred of those trucks, and just because the process is new and it’s a little cumbersome right now, the first hundred of those trucks will be on the road burning fuel later this year in the next couple months.  But the more important thing is, let’s say, the seamless execution of how the next hundred of trucks month after month begins to hit the roads.  That’s the way I see it working. I can’t give you an exact approximation of how this whole thing is going to work, but they do have money available to keep the plan moving ahead, and I do think what you’ll see is that beginning next year later this year you’ll begin to see RFP after RFP come out requesting people to ask for and receive funding to help offset the incremental costs of these trucks.  This is about the only guidance I can give you on it is that, if those 5,300 trucks go into operation, I think it will take, I think we’ve said that it will be phased in - I think the plan is a 4 year plan or so — each of those trucks uses between 18 and 20 thousand, 16 to 20 thousand, 18 is probably a good number — 18,000 gallons of LNG a year.  So that’s what?  95 million gallons, 100 million gallons a year?

Caller 1

That’s good.  I appreciate that.  Moving on, when you talk about the Boron facility and that being on track for the end of summer 2008, are there any key bottlenecks left that you see as major hurdles?  I mean, I know you mentioned that the permits are all held currently and are all up to date and that the construction is underway.

Andrew

I think we dodged the biggest permit-type issues.  In fact, today a 30 day comment period on our permits, which were issued July 12th, lapsed so we’re good with the air permits and the negative declaration of the CEQA.  So we have those.  We’ve already started construction.  I don’t see any other key bottlenecks.  Of course, the long lead-item parts — the tank, you know, we’re putting in a million and a half gallon tank being built by Chicago Bridge & Iron — you know, that’s something we’ve worked closely with them to make sure that that’s not delayed.  We ordered that quite a while ago, and so that won’t be a hold-up.  I feel like we should make that summer 2008 timing.

Caller 1

OK, now kind of a more modeling generated question: Your SG&A for the second quarter show a pretty big jump from the first quarter — was that related to the stock based compensation or was that something else?

Rick

Primarily the stock based compensation.  That was about $3.8 million worth of the increase.

Caller 1

So if you actually look at it quarter over quarter, it was fairly flat?

Rick

No, I’d say we’re starting to ramp up a little bit as we’ve become public.  You know, our audit and legal and tax fees are starting to increase.  Our D&O insurance is starting to increase, so we’re starting to see some of that.  We’re also starting to ramp up employees, primarily in our marketing area so we’ve gone I think from about 91 employees at June 30 of ‘06 to 101 at June 30 of ‘07, so we’ve been adding people.  Excuse me, 103.  So we’ve been adding people.  Then there’s just been little up-tics.  Our business level has increased from an insurance perspective and a T&E perspective.  You’ll see all this in our Q which we’re going to file tomorrow.  Other than that, the only other consequential thing is we advanced some money to one of our vehicle manufacturers that we took a reserve on during the six months of ‘07 that we’re working with them, but right now it’s questionable whether that’s going to be repaid.  We thought we’d take the conservative tact of reserving for that and that’s in there.  Those are the big things causing the increase.

Caller 1

OK, and just finally I wanted to possibly get a little more clarification on China.  I know you guys were recently over there with Boone and talking to probably anyone and everybody.   What type of — did you come back more favorable than when you went over there, or was it kind of as expected and -?

Andrew

Well, I’m probably the last guy in North America that would make a trip to China.  That was my first trip and it was Boone’s first trip.  I mean it’s breathtaking what’s going on over there.  And what is amazing is how bad their air quality is.  You know that there’s about 4,000 — or you may know that there are about 4,000 transit buses in Beijing on natural gas now, so it’s not completely - in fact, I think that’s about the largest fleet in the world currently.  A lot of the cities in the Eastern part of China — it’s really being run as best I can tell by the city perspective.  A lot of cities are pushing this way.  It’s still new.  It’s still early.  But I think it’s pretty well — I think there’s going to be very big opportunities over there.  We — I guess all we’ve said — and what I said I think in the media was that we were contacted by a company that is in that business and has been in that business and they’re interested in working with us to develop, in about 5 or 6 cities there, and so we’re trying to get our arms around that and see if that makes sense for us.  I mean, after all, we’re new there and it’s a long way away and we want to make sure it’s the right opportunity.  But we’re excited about the potential.

Caller 1

OK, thank you guys very much.

[***]

Caller 2

Congratulations in your first quarter as a public company, gentlemen. [***] Andrew, you mentioned some of the work going on in the House of Representatives and you discussed the VETC.  Along those lines, have you seen anything in the recent House or Senate energy bills that will impact your business?

Andrew.

Well, you know, it’s — we work on that  a lot — as you know the House recently passed their version of a very slimmed down energy bill and it really didn’t have in it a renewable fuel standard and it didn’t have an alternative fuel standard either.  And it didn’t have — it was dramatically scaled back — in terms of the tax title that was involved in it as well.  It didn’t have any extension of VETC in it either.  The Senate though earlier this year you may have seen — the Senate passed their version — a much larger tax title.  It did have the extension of the VETC in it out to 2012.  Of course, which we like.  There will be a conference committee set up — it looks like in September — to wrestle these two bills together.  They’re pretty different though, and so I don’t know that it’s altogether clear if a renewable fuels standard or an alternative fuels standard will emerge or what they’ll do in terms of the tax titles because - I’ll be a little rough on this - but I think what the Senate’s tax title was $30 billion and I think the House’s was $9 or $10 billion or something like that, so you got a lot of work to do to make those two match up.  But having said all that, there’s another Congressman Dingell, Chairman of the House Energy and Commerce Committee, said that look for a climate change bill later this year, in this Congress.  Many of us believe that’s another opportunity and may likely be the place where you see more aggressive RFS — renewable fuel standard — or AFS — alternative fuels standard — emerge.  [***] Maybe this is a long way of saying yeah, there are some things in those bills that we would like to see.  It’s a little early to see how that’s all going to pan out.

Caller 2

I suppose that the Senate is going to push ethanol in the manner that they seem to be pushing ethanol.  They’ll likely be tacking some fuel credits to ethanol and I guess they’ll have to do the same for LNG and CNG.

Andrew

Well, you know, we’re in that.  We’re in the Senate Bill now.  So we get kind of — if there’s a beauty on the ethanol thing is that we’re all kind of in the VETC now together.  So what I’ve seen is that Congress typically doesn’t do one for one fuel and not for the others.  So we’re in there lined up with ethanol now on the VETC.  We’re in the Senate bill, so if they were to adopt that — if that came out of conference, that would extend our VETC, so we’d like that — that would tack another, I don’t know, three years and a few months on it.

Caller 2

Is there anything in there to extend the vehicular tax credits as well?

Andrew

You know, I don’t think there is, at this point.  But, you know, we went as I worked Capitol Hill — and I do this because my background is some of that — is, you know, that I was reminded a couple times: Hey guys, you still have a couple years to run on this thing, and, you know, maybe we don’t need to extend it now — we do think it should be extended, but give us a year before we do it.  So my answer on the vehicle side is that we will be talking to members.  There seems to be great support for it.  I don’t think it’s in the Senate bill right now though.

Caller 2

OK.

Andrew

But that doesn’t mean it won’t be in something later on.  You know those, the vehicle credits go — Rick, help me — until 2010, don’t they?

Rick

Yes.

Andrew

Yeah, so we have a little time to run on those.

Caller 2

OK, great, thank you.  A couple questions for modeling: The SG&A, so I understand, you have the $3.8 million stock options in there.  Should we expect some stock options going forward on a quarterly basis?

Rick

We’ll continue to grant stock options as the Board deems appropriate going forward.  Now, one thing that’s increasing that number a little bit is 1/6 of those options we granted vested on day one, so we had to accelerate the expensing of those options to the date we went public.  So going forward you won’t be seeing as drastic of a hit.  If you look at our quarter, our Q, you’ll see the total magnitudes of our numbers in there so you’ll be able to get a good feel going forward, what our stock option charge will be, and then we’ll probably just have to monitor as we go forward, any additional options the Board does grant.

Caller 2

OK, great.  And on the gross margins, I see you had a 2 point improvement on gross margins.  For modeling purposes, should we expect that run rate of about 26.5%?  Is that a fair rate going forward?

Rick

Well, again, we’re not providing guidance.  But I would offer that one thing that was helping us, primarily the second quarter of ‘07, was that gas costs in the Midwest were really, really low, in and around Colorado and Wyoming.  So we were probably getting a little bit of a benefit related to those lower prices that I would anticipate are probably not going to be around in the fourth quarter when gas prices typically increase a little bit, as they historically move up during the winter months.  So I’d throw that out there as potentially some help.

Caller 2

OK, great.  Thanks very much.

[***]

Caller 3

Thank you.  I have a couple questions for our gentlemen.  In China, did you speak with China Natural Gas, which runs a growing operation in the Eastern part of China?

Andrew

I’m sorry, [***] did you say did we meet with China Natural Gas? I don’t think we did.

Caller 3

They’re located in the city where there all those large ceramic soldiers were.

Andrew

[***] No, we did not meet with them. [***]  We met with some others that I won’t mention right now, but we didn’t meet with them.

Caller 3

Mayor Bloomberg in New York has called for taxi fleets in New York to complete a transform from regular gasoline by 2012.  Will natural gas vehicles - taxi vehicles would seem to be an ideal situation — fulfill his requirements?

Andrew

As you know, his initial — we were working with the mayor and his staff on that — on his sustainability program.  We know from operating at our station at LaGuardia — we actually fuel, not very many, but fuel some natural gas taxi cabs in New York.  Infrastructure has always been a challenge in New York, you know, just to come up with the real estate to put stations in there.  But what we do know is that they talked about hybrids.  That got kind of the early fanfare.  Taxi cab guys don’t really like hybrid vehicles.  They don’t believe that they hold up well for the type of duty cycle that they experience in Manhattan.  So we’re seeing actually kind of, almost a groundswell of interest back into the natural gas taxi cabs as part of this.  So it’s too early to tell, you know.  These are, you know, his program is not unlike the Port of L.A., you know, I think it will happen.  It’s kind of hard right now as you sit here to predict things exactly and the timing and exactly how it will be shaped, but it has given impetus for our salesmen in New York to be talking again with several of the big taxi operators there. So yeah, I like to think that it’s going to help us.

Caller 3

Do you have any proprietary equipment that you provide?  A unique supply situation?

Andrew

The only one that really comes to mind, that I think you could say is proprietary, and it’s really in a, it’s sort of in the advanced technology mode, is our natural gas to hydrogen blending station where we’ve actually had some proprietary equipment that we’re using where we’re uniquely blending hydrogen to natural gas.  You know, that’s still in its infancy.  We do happen to think that over time, many years ahead, you’ll use natural gas and hydrogen. You’ll probably blend it — we think that’s the way this thing will go.  But that’s one place where we have some proprietary -

Caller 3

It’s not clear to me, and maybe to other potential investors, how you go about making money.  Do you buy gas in bulk and retail it out to your stations, or do you have a variety of ways in which you buy fuel or natural gas resources, and then mark it up in some way, you know, at your fueling stations?  Can you go through the ways in which you do that process?

Andrew

Sure — Rick, do you want to go ahead and then I’ll dovetail in there?

Rick

Sure, we in essence consider ourselves a fuel provider and that’s where we believe we make the most of our money.  Essentially on the CNG side we just take pipeline gas right off the utility line, compress it at our stations and sell it to our retail customers where we place the station at our customers’ sites.  We take the gas right from the pipeline that goes by their site, the same thing, compress it and sell it as natural gas to them.  We’re definitely a fuel provider.  That’s our main business.  We also provide O&M services whereby we wouldn’t sell the fuel necessarily to the customer, but we would basically keep the station running, provide the necessary operations and maintenance services, to keep the station running efficiently over the course of our contracts with our customers.  Those are the two big avenues where we make money.  On the LNG side, instead of pulling pipeline gas and compressing it, we actually either take pipeline gas and liquefy it at our production plant in Texas — the Pickens Plant we call it — and deliver it through our tanker trailers to our customers, or we pick it up from one of our LNG suppliers and deliver it through our tanker trailers to our customers.  So that’s the real difference between LNG and CNG, and again it’s a fuel providing service.  That’s where we believe we’re focused and that’s where we make our best returns.

Caller 3

Can you explain why this wouldn’t be easy for anyone else to do?

Rick

Well, I guess technically, you know, on the surface you look at it and anybody could do it.  But on the LNG side, the LNG — particularly in the Western United States — is extremely scarce, which is why we’re building our plant in California.  We think we have a couple years lead time on anybody who would want to get into the business because by the time you permit a plant, find a location with adequate utilities and get it built, it’s a long, long process — and we’re obviously ready to break ground and start building ours.  So we think we have a significant competitive advantage on the LNG side, just from the fact we have supply.  On the CNG side, you know, we’ve been doing this a long time, and it’s not as simple as people think — just putting in stations — they’re tricky to maintain and keep going.  We also have a lot of knowledge in the industry about, you know, the appropriate vehicles for the customers, the right size compressors, the right engines, how to get grant proceeds, kind of our full suite of services that we’ve accumulated over the years that we think differentiates us.  We also think we have a lot of the key sites in and around certain areas, primarily around airports, which we think is helpful for us.  And we also think that for somebody to come in and build right on top of us probably isn’t going to make economic sense for a while, since these aren’t exactly, you know, cheap stations to build — and to the extent the market isn’t huge, obviously, we think that’s going to change going forward.  It’s probably not going to make a lot of economic sense, so we think we have some barriers and protections there.  So those are our key barriers.

Andrew

[***] I’d also say that, you know, this business is different enough that major fleets see it as a distraction.  So, over time, we see some that think they may want to do this, but then they really didn’t.  And they know it’s not their primary focus.  It’s enough complication to their existing business that they don’t want to pursue it.

[***]

Caller 3

You have some programs with UPS.  [***] All their trucks roll out on an assigned route and they know exactly where they’re going.  Are you working with them to roll out natural gas vehicles at all of their locations?

Andrew

Well, we are.  You know, of course, I love that.  We’re a long way from there now.  They do — they’ve been leaders in this business.  [***] What I like is we’ve scratched the surface in some of the nation’s 200, 250 largest fleets.  The Waste Managements.  The Allieds.  Maybe we only have 1% penetration right now, but we’ve got a good track record with these kinds of fleets, and yes, our job is to expand it.

Caller 3

One more question.  Can you tell us any initiatives you’re doing in the Washington and Baltimore area?

Andrew

We just built a station at BWI.  We’re working with the transit agency there to expand service there.  We had recent meetings with Dulles and Washington National to talk about stations.  What we found over time is airports are a key building block for us and so we operate at about 16 of the nation’s largest airports.  We’re adding to that all the time.  That’s one of the ways we like to grow in a given area.  But we have a few initiatives.  Our sales staff is working there in the Baltimore area.

Caller 3

Nothing in Washington yet?

Andrew

Well, no.  We don’t have anything in Washington currently, but we hope to.

Caller 3

Thank you.

[***]

Caller 4

Hi gentlemen.  Congratulations. [***] Just a quick question.  What do you see on the competitive front?  Do you see anybody else coming into the marketplace?

Andrew

[***] We haven’t seen anything significant.  There was talk there was maybe going to be a firm out of Europe come into the marketplace but we haven’t seen any hard evidence of that.  [***] It’s really the way the business developed.  You know, once upon a time, all of this business was done by gas utilities.  And then the gas utilities really figured out that they weren’t very good at it and they got out of the business and we’ve acquired some of their networks and we don’t see them coming back in.  So it left a void for third party fuel providers such as ourselves, and there are a couple competitors that are smaller than we are, but I haven’t seen anything really new on the front.  We have heard people talking about LNG because they’re seeing the opportunities that we’re seeing, this Port of Los Angeles opportunity.  It’s real and it’s going to happen. You know, we don’t know exactly how it’s going to roll out.  It’s beginning to take shape.  But that’s the same thing that they’re looking at now in Oakland, and in Houston and in New Jersey.  You know, I think as this business grows, we’re bound to start drawing some competition.  That’s OK.  That’s healthy.  [***] You know, I look at 20, 30, 40 billion gallons of fuel going into the fleet markets, there’s plenty for several of us to say grace over.

Caller 4

Fantastic.  Thank you.

Operator

It appears there are no further questions at this time.  Mr. Littlefair, I would like to turn the conference back over to you for any additional or closing remarks.

Andrew

Well good, Sheila.  Thank you and thank you everybody.  We look forward to meeting with many of you at conferences and marketing trips this fall.  We have several that we’ll be lining up now, that we are currently lining up.  We thank you for your time and interest today and look forward to reporting to you on our progress next quarter. Thank you very much and good day.

Operator

[Conclusion]